Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

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Washington, D.C.

September 23, 2004

Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas 72919

Re:	Registration Statement Relating to $270,000,000 Aggregate Principal Amount of 7-7/8% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

     In connection with the registration of $215,000,000 aggregate principal amount of 7-7/8% Senior Subordinated Notes due 2014 (the “Exchange Notes”) by Beverly Enterprises, Inc., a Delaware corporation (the “Company”), and the guarantees of the Exchange Notes (the “Guarantees”) by each of the entities listed on Schedule I hereto (the “Delaware Guarantors”), each of the entities listed on Schedule II hereto (the “California Guarantors”) and each of the entities listed on Schedule III hereto (the “Foreign Guarantors” and, together with the Delaware Guarantors and the California Guarantors, the “Guarantors”) under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on September 23, 2004 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Exchange Notes and the Guarantees will be issued pursuant to an indenture, dated as of June 25, 2004 (the "Indenture”), by and between the Company, the Guarantors and BYN Midwest Trust Company, as trustee (the “Trustee”).

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have examined, along with other documents, the following:

(a)	the Indenture;

(b)	form of Exchange Note; and

(c)	the Form of Guarantee.

Beverly Enterprises, Inc.
September 23, 2004

     The documents described in paragraphs (a) through (c) above are referred to herein collectively as the “Transaction Documents.”

     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the California Corporations Code and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware or California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

     1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     2. The Guarantees of each of the Delaware Guarantors and the California Guarantors have been duly authorized by all necessary corporate or limited liability action, as applicable, of the respective Delaware Guarantor or California Guarantor and, when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Exchange Notes against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, each of the Guarantees will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

     The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Exchange Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.06 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

Beverly Enterprises, Inc.
September 23, 2004

     We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Exchange Notes or the Guarantors under the Indenture or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

     With your consent, to the extent that the obligations of the Company and the Guarantors under the Transaction Documents may be dependent upon such matters, we have assumed for purposes of this letter that (i) each of the parties to the Transaction Documents other than the Company, the Delaware Guarantors and the California Guarantors (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to execute, deliver and perform its obligations under the Transaction Document; (c) has duly authorized, executed and delivered the Transaction Documents; and (d) has complied with and will comply with all of its obligations under the Transaction Documents and laws applicable thereto; (ii) with respect to each of the parties to the Transaction Documents other than the Company, the Delaware Guarantors and the California Guarantors, each of the Transaction Documents constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,

/s/ LATHAM & WATKINS LLP

Schedule I

Delaware Guarantors

AEDON HomeCare, LLC
AEDON HomeCare – Houston, LLC
AEDON Homecare – Minnesota, LLC
AEDON Staffing, LLC
AEGIS Therapies, Inc.
AEGIS Therapies – Florida, Inc.
AEGIS Thearpies – Oregon, Inc.
AEGIS Therapies – Wisconsin, Inc.
Affirmacare, LLC
AseraCare Hospice – Birmingham, LLC
AseraCare Hospice – Central Mississippi, LLC
AseraCare Hospice – Corinth, LLC
AseraCare Hospice – Demopolis, LLC
AseraCare Hospice – Hamilton, LLC
AseraCare Hospice – Hattiesburg, LLC
AseraCare Hospice – Jackson, LLC
AseraCare Hospice – Marshall County, LLC
AseraCare Hospice – Memphis, LLC
AseraCare Hospice – Meridian, LLC
AseraCare Hospice – Monroeville, LLC
AseraCare Hospice – New Albany, LLC
AseraCare Hospice – New Horizons, LLC
AseraCare Hospice – Philadelphia, LLC
AseraCare Hospice – Russellville, LLC
AseraCare Hospice – Senatobia, LLC
AseraCare Hospice – Starkville, LLC
AseraCare Hospice – Tennessee, LLC
Beverly – Bella Vista Holding, Inc.
Beverly – Missouri Valley Holding, Inc.
Beverly – Rapid City Holding, Inc.
Beverly Healthcare – Rochester MN, LLC
Beverly Healthcare Management — MN, LLC
BEVRD, LLC
CERES Select, LLC
CERES Strategies Medical Services, LLC
CERES Strategies, Inc.
HomeCare Preferred Choice, Inc.
Hospice Preferred Choice, Inc.
MATRIX Occupational Health, Inc.
MATRIX Wellness, LLC
South Dakota – Beverly Enterprises, Inc.
Southeastern Home Medical Equipment – Alabama, LLC
Southeastern Home Medical Equipment – Mississippi, LLC
Southeastern Home Medical Equipment – Tennessee, LLC
Spectra Healthcare Alliance, Inc.
Vantage Healthcare Corporation
VIZIA Healthcare Design Group, LLC

Schedule II

California Guarantors

4F Funding, Inc.
Beverly Enterprises – Alabama, Inc.
Beverly Enterprises – Arizona, Inc.
Beverly Enterprises – Arkansas, Inc.
Beverly Enterprises – California, Inc.
Beverly Enterprises – Delaware, Inc.
Beverly Enterprises – District of Columbia, Inc.
Beverly Enterprises – Florida, Inc.
Beverly Enterprises – Garden Terrace, Inc.
Beverly Enterprises – Georgia, Inc.
Beverly Enterprises – Hawaii, Inc.
Beverly Enterprises – Illinois, Inc.
Beverly Enterprises – Indiana, Inc.
Beverly Enterprises – Kansas, LLC
Beverly Enterprises – Kentucky, Inc.
Beverly Enterprises – Maryland, Inc.
Beverly Enterprises – Massachusetts, Inc.
Beverly Enterprises – Minnesota, LLC
Beverly Enterprises – Mississippi, Inc.
Beverly Enterprises – Missouri, Inc.
Beverly Enterprises – Nebraska, Inc.
Beverly Enterprises – New Jersey, Inc.
Beverly Enterprises – North Carolina, Inc.
Beverly Enterprises – Ohio, Inc.
Beverly Enterprises – Oregon, Inc.
Beverly Enterprises – Pennsylvania, Inc.
Beverly Enterprises – South Carolina, Inc.
Beverly Enterprises – Tennessee, Inc.
Beverly Enterprises – Texas, Inc.
Beverly Enterprises – Virginia, Inc.
Beverly Enterprises – Washington, Inc.
Beverly Enterprises – West Virginia, Inc.
Beverly Enterprises – Wisconsin, Inc.
Beverly Enterprises International Limited
Beverly Health and Rehabilitation Services, Inc.
Beverly Healthcare – California, Inc.
Beverly Manor Inc. of Hawaii
Beverly Savana Cay Manor, Inc.
Hale Nani, Inc.
South Alabama Nursing Home, Inc.

Schedule III

Foreign Guarantors

AGI-Camelot, Inc.
Beverly Healthcare, LLC
Beverly-Indianapolis, LLC
Commercial Management, Inc.
Community Care, Inc.
Compassion and Personal Care Services, Inc.
Eastern Home Health Supply & Equipment Co., Inc.
Hallmark Convalescent Homes, Inc.
Hospice of Eastern Carolina, Inc.
Liberty Nursing Homes, Incorporated
Medical Arts Health Facility of Lawrenceville, Inc.
Moderncare of Lumberton, Inc.
Nebraska City S-C-H, Inc.
Nursing Home Operators, Inc.
Petersen Health Care, Inc.
Tar Heel Infusion Company, Inc.
TMD Disposition Company